EXHIBIT 99.01


From:    DRYCLEAN USA. Inc.
         290 NE 68 Street
         Miami, FL  33138
         Michael Steiner  (305) 754-4551
         Venerando Indelicato  (813) 814-0722
                                                     FOR IMMEDIATE RELEASE

DRYCLEAN USA, INC. REPORTS THIRD QUARTER RESULTS

Miami, FL - May 13, 2004. DRYCLEAN USA, Inc. (AMEX:DCU), today reported improved operating results for both the nine and three month periods ended March 31, 2004.

Revenues for the nine month period ended March 31, 2004, were $11,002,875 compared to $10,474,795 for the same period of a year ago. Net income increased 20.6% to $368,778, or $.05 per diluted share, for the nine month period of fiscal 2004, from $305,757, or $.04 per diluted share, for the same period of fiscal 2003. For the third quarter of fiscal 2004, revenues increased to $3,561,703 from $3,193,157 for the third quarter of last year. Net income for the three month period increased to $89,531, or $.01 per diluted share in fiscal 2004 from $77,627, or $.01 per diluted share for the same fiscal 2003 period.

"Both, revenues and earnings continue to improve as the economy strengthens," said Venerando J Indelicato, Chief Financial Officer of DRYCLEAN USA, Inc. " Unfortunately, the South American economy continues to be sluggish affecting our exports, therefore, any improvements in our performance was being generated by the domestic market," he continued. "Should these conditions stabilize, it can only improve our future outlook."

DRYCLEAN USA, Inc. is one of the largest franchise and license operations in the dry cleaning industry, currently consisting of over 400 franchised and license stores in the United States, the Caribbean and Latin America. Founded in 1960, its dry cleaning and laundry machinery division is also one of the nation's leading distributors of industrial laundry, dry cleaning machines and steam boilers.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements. Information concerning such factors are discussed in Company reports filed with the Securities and Exchange Commission.

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DRYCLEAN USA, Inc.


                          DRYCLEAN USA, Inc. (AMEX:DCU)

                      Consolidated Statements of Operations

                                               Nine months ended                Three months ended
                                                    March 31,                       March 31,
                                              2004             2003             2004             2003

Revenues                                   $11,002,875      $10,474,795      $ 3,561,703      $ 3,193,157

Net earnings from
   continuing operations                       368,778          265,781           89,531           77,627
Net earnings from disposal
    of discontinued operations                       -           39,976                -                -
-------------------------------------------------------------------------------------------------------------

Net earnings                               $   368,778      $   305,757      $    89,531      $    77,627

Basic and diluted earnings per share:
  Continuing operations                    $       .05      $       .04      $       .01      $       .01
  Discontinued operations                  $         -      $       .00      $         -      $          -

  Net earnings                             $       .05      $       .04      $       .01      $       .01

Weighted average shares
  outstanding:
    Basic                                    7,007,446        6,996,450        7,014,450        6,996,450
    Diluted                                  7,033,314        6,996,450        7,028,696        6,996,450

